                                                                    Exhibit 11.1

                            REUNION INDUSTRIES, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                        (IN THOUSANDS, EXCEPT PER DATA)

                                              For the years ended December 31,
                                             ---------------------------------
                                               1998          1997        1996
                                             ----------  ----------- ----------
     Income (loss) from continuing
     operations                            $ (10,440)     $  (981)    $ (2,694)

     Income (loss) from discontinued
     operations                                1,710          710         412
     Extraordinary item                         (233)          --          --
                                             -------      -------     -------
     Net income (loss)                     $ (12,383)    $   (271)   $ (2,282)
                                             =======      =======     =======
     Weighted average common shares
     outstanding                               3,881        3,855       3,855

     Net additional shares outstanding
     assuming all stock options exercised
     using the Treasury Stock Method (a)          --           --          --
                                             -------       ------     -------
     Average common shares and
     common share equivalents
     outstanding                               3,881        3,855       3,855
                                             =======       ======     =======
     Net income (loss) per common
     share and common share equivalent:

     Income (loss) from continuing
     operations                             $  (2.69)     $  (.25)   $   (.70)

     Income (loss) from discontinued
     operations                                (0.44)         .18         .11
     Extraordinary item                        (0.06)          --          --
                                             -------       ------     -------
     Net income (loss)                      $  (3.19)      $ (.07)   $  (.59)
                                             =======       ======     =======

Notes:

(a) The 1998, 1997 and 1996 computation of common share equivalents excludes anti-dilutive shares.